Exhibit 99.1
Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR OCTOBER
     Dallas, Texas, October 3, 2008 — U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.58396 per unit, payable on October 29, 2008, to unit holders of record on October 15, 2008.
     This distribution reflects primarily the oil production for July 2008 and the gas production for June 2008, both including postings from the previous month’s production. Preliminary production volumes are approximately 27,424 barrels of oil and 510,291 Mcf of gas. Preliminary average prices are approximately $121.59 per barrel of oil and $11.30 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)

Current Month	27,424	510,291	$121.59	$11.30

Prior Month	35,315	506,549	$130.53	$11.00
     While the timing and impact that hurricanes Gustav and Ike had on the actual production of the wells won’t be realized until next month’s distribution, the revenue processing and payment processing of the energy companies for September was severely limited and in turn payments to Sabine were limited. As most energy companies return to normal operations, full receipt of payment will be expected.
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of September, approximately $813,000 of revenue received will be posted in the following month of October in addition to normal receipts during October. Since the close of business in September and prior to this press release, approximately $179,000 in revenue has been received. For the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free Number: 1.800.365.6541